BancFirst Corporation Reports Second Quarter Earnings

OKLAHOMA CITY, July 16, 2015 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS: BANF) reported net income of $18.6 million, or $1.17 diluted earnings per share, for the second quarter of 2015 compared to net income of $14.7 million, or $0.92 diluted earnings per share, for the second quarter of 2014. Net income for the year to-date was $34.8 million, or $2.20 per share, compared to $29.3 million, or $1.86 per share, for the first half of 2014.

The Company's net interest income for the second quarter of 2015 increased to $46.2 million compared to $45.5 million for the second quarter of 2014, due to higher volume of earning assets. The net interest margin for the quarter was 3.07% compared to 3.10% a year ago. The provision for loan losses for the second quarter of 2015 decreased to $1.3 million compared to $3.1 million a year ago. The higher provision for loan losses in the second quarter of 2014 was due in part to an additional $2 million allowance for a single commercial loan that was adversely graded during the quarter. Net charge-offs for the quarter were only 0.01% of average loans, compared to net recoveries of 0.01% for the second quarter of 2014. Noninterest income for the quarter totaled $28.7 million, compared to $23.6 million last year. Noninterest income increased due to the Company recording a gain from the sale of an investment by the Company's wholly-owned subsidiary, Council Oak Partners, LLC, of approximately $5.3 million. Noninterest expense for the quarter totaled $45.4 million compared to $45.9 million last year. The Company recorded a goodwill impairment loss of approximately $368,000, which is included in noninterest expense for the second quarter of 2015. The Company's effective tax rate increased to 34.3% compared to 27.0% for the second quarter of 2014, due primarily to tax credits purchased in 2014 that lowered the effective tax rate.

At June 30, 2015, the Company's total assets were $6.5 billion, largely unchanged from December 31, 2014. Securities increased $12.5 million to a total of $537.3 million. Loans totaled $3.8 billion, a slight increase from December 31, 2014. Deposits totaled $5.8 billion, virtually flat from December 31, 2014. The Company's total stockholders' equity was $634.2 million, an increase of $24.9 million, or 4.1%, over December 31, 2014.

Asset quality remained strong during the second quarter of 2015. Nonperforming and restructured assets were 0.87% of total assets at June 30, 2015 compared to 0.64% at December 31, 2014. During the second quarter the Company's nonaccrual loans increased due to the downgrade of a single commercial loan. The allowance to total loans was 1.10% compared to 1.06% at year-end 2014.

On July 14, 2015, BancFirst announced that it had entered into an agreement to acquire CSB Bancshares Inc. and its subsidiary bank, Bank of Commerce, with locations in Yukon, Mustang, and El Reno, Oklahoma. Bank of Commerce has approximately $202 million in total assets, $139 million in loans, $180 million in deposits, and $21 million in equity capital. The transaction is scheduled to be completed during October 2015, and is subject to regulatory approval. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the fourth quarter of 2015.

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 95 banking locations serving 52 communities across Oklahoma. More information can be found at www.bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2015	2015	2014	2014	2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Condensed Income Statements:
Net interest income	$ 46,215	$ 45,626	$ 47,319	$ 46,514	$ 45,489
Provision for loan losses	1,271	1,334	1,840	(3,115)	3,129
Non-interest income:
Trust revenue	2,200	2,342	2,334	2,380	2,315
Service charges on deposits	14,312	13,352	14,345	14,226	14,360
Securities transactions	5,392	1,729	822	284	85
Income from sales of loans	549	440	426	569	467
Insurance commissions	3,120	4,068	3,262	4,152	3,262
Cash management	1,886	1,819	1,683	1,770	1,703
Other	1,256	1,546	1,430	1,557	1,419
Total noninterest income	28,715	25,296	24,302	24,938	23,611

Non-interest expense:
Salaries and employee benefits	27,886	27,513	27,071	28,153	27,478
Occupancy expense, net	2,700	2,835	3,117	2,920	2,784
Depreciation	2,449	2,464	2,439	2,432	2,375
Amortization of intangible assets	445	444	444	444	458
Data processing services	1,179	1,117	1,151	1,183	1,185
Net expense from other real estate owned	(184)	314	194	173	(406)
Marketing and business promotion	1,401	1,679	2,218	1,429	1,661
Deposit insurance	836	826	835	810	873
Other	8,717	7,731	9,417	9,398	9,449
Total noninterest expense	45,429	44,923	46,886	46,942	45,857
Income before income taxes	28,230	24,665	22,895	27,625	20,114
Income tax expense	9,677	8,406	7,146	8,832	5,426
Net income	$ 18,553	$ 16,259	$ 15,749	$ 18,793	$ 14,688
Per Common Share Data:
Net income-basic	$ 1.19	$ 1.05	$ 1.02	$ 1.22	$ 0.94
Net income-diluted	1.17	1.03	0.99	1.19	0.92
Cash dividends declared	0.34	0.34	0.34	0.34	0.31
Common shares outstanding	15,562,298	15,512,545	15,504,513	15,449,546	15,398,603
Average common shares outstanding -
Basic	15,536,325	15,507,346	15,484,664	15,425,920	15,468,511
Diluted	15,864,924	15,838,548	15,846,810	15,795,843	15,832,180
Performance Ratios:
Return on average assets	1.14%	1.01%	0.96%	1.17%	0.92%
Return on average equity	11.79	10.65	10.31	12.63	10.20
Net interest margin	3.07	3.07	3.14	3.13	3.10
Efficiency ratio	60.63	63.34	65.46	65.70	66.36

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	Six months ended June 30,
	2015	2014
Condensed Income Statements:
Net interest income	$ 91,841	$ 87,518
Provision for loan losses	2,605	4,347
Non-interest income:
Trust revenue	4,542	4,466
Service charges on deposits	27,664	27,818
Securities transactions	7,121	535
Income from sales of loans	989	818
Insurance commissions	7,188	7,228
Cash management	3,705	3,288
Other	2,802	3,020
Total noninterest income	54,011	47,173

Non-interest expense:
Salaries and employee benefits	55,399	53,416
Occupancy expense, net	5,535	5,573
Depreciation	4,913	4,724
Amortization of intangible assets	889	866
Data processing services	2,296	2,355
Net expense from other real estate owned	130	144
Marketing and business promotion	3,080	3,377
Deposit insurance	1,662	1,646
Other	16,448	17,592
Total noninterest expense	90,352	89,693
Income before income taxes	52,895	40,651
Income tax expense	18,083	11,306
Net income	$ 34,812	$ 29,345
Per Common Share Data:
Net income-basic	$ 2.24	$ 1.90
Net income-diluted	2.20	1.86
Cash dividends declared	0.68	0.62
Common shares outstanding	15,562,298	15,398,603
Average common shares outstanding -
Basic	15,521,916	15,405,847
Diluted	15,852,532	15,759,789
Performance Ratios:
Return on average assets	1.08%	0.94%
Return on average stockholders' equity	11.23	10.35
Net interest margin	3.07	3.04
Efficiency ratio	61.95	66.59

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2015	2015	2014	2014	2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Balance Sheet Data:

Total assets	$ 6,498,898	$ 6,570,120	$ 6,574,972	$ 6,406,575	$ 6,368,633
Interest-bearing deposits with banks	1,638,038	1,699,265	1,710,350	1,652,939	1,622,810
Securities	537,319	550,125	524,783	535,586	570,429
Total loans	3,871,919	3,857,741	3,860,831	3,722,876	3,665,908
Allowance for loan losses	(42,621)	(41,556)	(40,889)	(39,467)	(43,297)
Deposits	5,808,221	5,883,801	5,904,704	5,740,449	5,721,593
Stockholders' equity	634,244	621,679	609,314	596,183	580,505
Book value per common share	40.76	40.08	39.30	38.59	37.70
Tangible book value per common share	37.27	36.52	35.71	34.96	34.03
Balance Sheet Ratios:
Average loans to deposits	65.95%	65.85%	65.42%	64.27%	62.65%
Average earning assets to total assets	93.11	92.97	92.82	92.87	92.68
Average stockholders' equity to average assets	9.67	9.51	9.35	9.25	9.04
Asset Quality Data:
Past due loans	$ 1,311	$ 1,498	$ 1,135	$ 2,004	$ 1,789
Nonaccrual loans	32,177	16,562	16,410	17,052	17,268
Restructured loans	15,702	16,131	16,515	17,125	20,615
Total nonperforming and restructured loans	49,190	34,191	34,060	36,181	39,672
Other real estate owned and repossessed assets	7,521	6,418	8,079	7,016	6,406
Total nonperforming and restructured assets	56,711	40,609	42,139	43,197	46,078
Nonperforming and restructured loans to total loans	1.27%	0.89%	0.88%	0.96%	1.08%
Nonperforming and restructured assets to total assets	0.87	0.62	0.64	0.67	0.72
Allowance to total loans	1.10	1.08	1.06	1.05	1.18
Allowance to nonperforming and restructured loans	86.65	121.54	120.05	109.08	109.14
Net charge-offs to average loans	0.01	0.02	0.01	0.02	(0.01)

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015			June 30, 2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 3,853,995	$ 46,601	4.85%	$ 3,847,450	$ 92,652	4.86%
Securities – taxable	508,819	1,458	1.15	497,687	2,857	1.16
Securities – tax exempt	37,567	363	3.87	38,282	741	3.90
Interest bearing deposits with banks	1,678,617	1,066	0.25	1,682,494	2,128	0.26
Total earning assets	6,078,998	49,488	3.27	6,065,913	98,378	3.27

Nonearning assets:
Cash and due from banks	176,745			179,326
Interest receivable and other assets	315,018			315,780
Allowance for loan losses	(41,946)			(41,415)
Total nonearning assets	449,817			453,691
Total assets	$ 6,528,815			$ 6,519,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction deposits	$ 735,460	$ 183	0.10%	$ 729,716	$ 351	0.10%
Savings deposits	2,068,549	1,159	0.22	2,060,781	2,308	0.23
Time deposits	729,834	1,200	0.66	736,691	2,421	0.66
Short-term borrowings	1,964	1	0.14	2,496	2	0.14
Junior subordinated debentures	26,804	491	7.35	26,804	982	7.38
Total interest bearing liabilities	3,562,611	3,034	0.34	3,556,488	6,064	0.34

Interest free funds:
Noninterest bearing deposits	2,310,375			2,311,291
Interest payable and other liabilities	24,653			26,633
Stockholders' equity	631,176			625,192
Total interest free funds	2,966,204			2,963,116
Total liabilities and stockholders' equity	$ 6,528,815			$ 6,519,604
Net interest income		$ 46,454			$ 92,314
Net interest spread			2.93%			2.93%
Effect of interest free funds			0.14%			0.14%
Net interest margin			3.07%			3.07%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Rainbolt, Chief Executive Officer at (405) 270-1002